Exhibit 99.1

Vitacost.com Announces Results for the Fourth Quarter and Full Year 2013

Fourth Quarter Revenue Increases 14% Year-over-Year

Company Generates Positive Adjusted EBITDA in the Fourth Quarter

Announces Launch of National Television Campaign

BOCA RATON, Fla., February 27, 2014 – Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer of healthy living products, today reported financial results for the fourth quarter ended December 31, 2013. The Company reported total net sales of $97.3 million, a 14% increase from total net sales of $85.0 million for the fourth quarter of 2012. Shipped orders on the Company’s core vitacost.com website increased 10% year-over-year in the fourth quarter benefiting from the addition of 232,000 new customers.

Gross profit in the fourth quarter increased 15% year-over-year to $22.1 million. Non-GAAP adjusted EBITDA was $0.1 million for the fourth quarter of 2013, excluding fees related to the Company’s freight savings program, a $0.4 million improvement from the fourth quarter of 2012. The Company reported an operating loss of $2.8 million in the fourth quarter of 2013, compared to an operating loss of $3.2 million in the fourth quarter of 2012.

“Vitacost.com ended the year with a strong fourth quarter as we delivered solid revenue growth, while also substantially improving our operating performance as we posted positive adjusted EBITDA this quarter,” stated Jeffrey Horowitz, Vitacost.com’s Chief Executive Officer. “In addition, we are proud to have been ranked #2 by Foresee Research in overall customer satisfaction during the recent holiday period. Vitacost.com has become the premier on-line healthy living destination, as we now stock over 45,000 products directly and are able to deliver nearly half of our orders in 2 days or less. Currently only a small percentage of healthy living products are purchased online. Therefore, we believe the time is right to launch our national TV ad campaign to target a much wider audience and change the way consumers shop for products in our category.”

Fourth Quarter Financial Highlights

Customer Acquisition: The Company added 232,000 new customers in the fourth quarter of 2013 on its vitacost.com website, a 2% year-over-year increase. New customers on vitacost.com increased 6% year-over-year excluding the Company’s Refer-A-Friend program that was modified in November 2012. In total, the Company added 317,000 new customers in the fourth quarter of 2013, an increase of 7% year-over-year, including results from the Company’s Amazon.com sales channel.

Active Customer Base: The number of active customers on the Company’s vitacost.com website was 1.8 million at the end of the fourth quarter, up 9% year-over-year. The Company ended the fourth quarter of 2013 with 2.2 million total active customers, up 5% year-over-year, including results from the Company’s Amazon.com sales channel.

Number of Shipped Orders: The Company shipped 1.2 million orders generated from its vitacost.com website, up 10% year-over-year. The Company shipped 1.4 million total orders in the fourth quarter of 2013, up 11% year-over-year, including results from the Company’s Amazon.com sales channel.

Average Order Value: The Company’s AOV from its vitacost.com website was $75.99, a 1% year-over-year increase. Total AOV for the fourth quarter of 2013 was $71.60, also an increase of 1% year-over-year, including orders generated from the Company’s Amazon.com sales channel which carries a lower AOV.

Gross Margin: Gross margin was 22.7% in the fourth quarter of 2013 compared to 22.6% in the fourth quarter of 2012.

Fulfillment Expense: Fulfillment expense on a per order shipped basis decreased 14% year-over-year, excluding fees related to the Company’s freight savings program. As a percentage of net sales, fulfillment expense was 8.6% for the fourth quarter of 2013 compared to 10.4% in the fourth quarter of 2012. Excluding fees related to the Company’s current freight savings program, which is expected to expire in mid-2014, fulfillment expense as a percentage of net sales was 8.0% in the fourth quarter of 2013 compared to 9.5% of net sales in the fourth quarter of 2012.

Sales & Marketing Expense: Sales and marketing expense was $7.8 million or 8.0% of net sales in the fourth quarter of 2013, compared to $7.2 million or 8.4% of net sales in the fourth quarter of 2012.

Balance Sheet: The Company had cash and cash equivalents of $24.8 million as of December 31, 2013.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com.

Recent Update

In a separate press release, the Company also announced today, that Jefferies LLC was engaged in December 2013 to assist the Company in exploring and evaluating strategic alternatives that may be available to the Company in order to maximize stockholder value. The press release can be found in its entirety at http://investor.vitacost.com.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeffrey Horowitz, the Company’s Chief Executive Officer and Brian Helman, the Company’s Chief Financial Officer.

The conference call is scheduled to begin today at 10:00 a.m. ET. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com, and will be archived online through March 13, 2014. In addition, you may dial (877) 705-6003 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. ET, February 27, 2014, through March 13, 2014. Participants can dial (877) 870-5176 to hear the playback. The pass code is 13575657.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Nasdaq:VITC) is a leading online retailer of healthy living products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com.  Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, the Company’s expectations regarding customer growth and future investments to support growth, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those risks and uncertainties include, among other things, significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; costs of compliance and the Company’s failure to comply with government regulations; inability to defend intellectual property claims; the Company’s failure to keep pace with the demands of customers for new products; the current global economic climate; disruptions in the Company’s information technology systems, and the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2013 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Discussion of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets. To adjust for the impact of certain matters in 2012 and 2013, the Company has further adjusted its EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA. Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Vitacost.com, Inc.

Consolidated Balance Sheets

(In thousands, except par value)

	As of
	December 31, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$24,799	$32,152
Accounts receivable, net	1,486	2,613
Inventory	37,143	33,319
Prepaid expenses	902	801
Other current assets	567	2,147
Total current assets	64,897	71,032

Property and equipment, net	30,288	33,491

Other assets	3,192	2,671

Total assets	$98,377	$107,194

Liability and Stockholders' Equity
Current Liabilities
Accounts payable	29,357	28,696
Deferred revenue	4,634	5,414
Accrued expenses	6,326	6,076
Total current liabilities	40,317	40,186

Deferred tax liability	402	350
Total liabilities	$40,719	$40,536

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; 25,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.00001 per share; 100,000 shares authorized; 34,050 and 33,500 shares issued and outstanding at December 31, 2013, and December 31, 2012, respectively	-	-
Additional paid-in capital	113,658	109,022
Warrants	4,347	4,262
Accumulated deficit	(60,347)	(46,626)
Total stockholders' equity	57,658	66,658
Total liabilities and stockholders' equity	$98,377	$107,194

Vitacost.com Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share)

(Unaudited)

	Three Months Ended
	December 31, 2013			December 31, 2012
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$97,263		$97,263	$84,992		$84,992

Cost of Goods Sold	75,177		75,177	65,744		65,744
Gross Profit	22,086		22,086	19,248		19,248

Fulfillment	8,356		8,356	8,812		8,812
Sales & Marketing	7,768		7,768	7,153		7,153
General & Administrative	8,759		8,759	6,467		6,467
Total Operating Expenses	24,883		24,883	22,432		22,432

Operating Loss	(2,797)		(2,797)	(3,184)		(3,184)

Other Income	31		31	25		25

Loss Before Income Taxes	(2,767)		(2,767)	(3,160)		(3,160)
Income Tax Expense	(13)		(13)	(13)		(13)

Net Loss	$(2,780)		$(2,780)	$(3,173)		$(3,173)

EPS
Basic	$(0.08)		$(0.08)	$(0.09)		$(0.09)
Fully Diluted	$(0.08)		$(0.08)	$(0.09)		$(0.09)

Basic Shares Outstanding	33,759		33,759	33,450		33,450
Fully Diluted Shares Outstanding*	33,759		33,759	33,450		33,450

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

Vitacost.com, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share)

(Unaudited)

	Twelve Months Ended
	December 31, 2013			December 31, 2012
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$382,744		$382,744	$330,680		$330,680

Cost of Goods Sold	295,752		295,752	254,527	102	254,425
Gross Profit	86,992		86,992	76,153		76,255

Fulfillment	33,972	135	33,837	33,505		33,505
Sales & Marketing	32,268		32,268	32,306		32,306
General & Administrative	34,536		34,536	29,614	480	29,134
Total Operating Expenses	100,776		100,641	95,425		94,945

Operating Loss	(13,784)		(13,649)	(19,272)		(18,690)

Other Income	115		115	154		154

Loss Before Income Taxes	(13,669)		(13,534)	(19,118)		(18,536)
Income Tax Expense	(52)		(52)	(53)		(53)

Net Loss	$(13,721)		$(13,586)	$(19,171)		$(18,589)

EPS
Basic	$(0.41)		$(0.40)	$(0.59)		$(0.57)
Fully Diluted	$(0.41)		$(0.40)	$(0.59)		$(0.57)

Basic Shares Outstanding	33,631		33,631	32,675		32,675
Fully Diluted Shares Outstanding*	33,631		33,631	32,675		32,675

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

Vitacost.com - Supplemental Net Sales Information

($ in 000s)

	Three Months Ended December 31,
	2013	2012
Third-party products	$74,181	$64,497
Proprietary products	19,836	17,484
Freight	3,246	3,011
Net sales	$97,263	$84,992

	Twelve Months Ended December 31,
	2013	2012
Third-party products	$290,231	$245,800
Proprietary products	78,002	72,335
Freight	14,511	12,545
Net sales	$382,744	$330,680

Adjusted EBITDA Calculation ($ in 000s)

	Three Months Ended December 31,
	2013	2012
Reported operating loss	$(2,797)	$(3,184)
Depreciation and amortization	1,808	1,708
Stock-based compensation expense	521	475

Fees for freight savings program	592	680

Adjusted EBITDA	$123	$(321)

	Twelve Months Ended December 31,
	2013	2012
Reported operating loss	$(13,784)	$(19,272)
Depreciation and amortization	6,912	6,474
Stock-based compensation expense	2,407	1,999
Adjustments:
- Loss on sale of inventory for manufacturing divestiture		102
- Severance/recruiting for executives	135	473
- Financing fees		161
- Additional legal/consulting expenses		(153)

Fees for freight savings program	2,655	2,758

Adjusted EBITDA	$(1,675)	$(7,458)

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

Katie Turner

Managing Director

646.277.1228